RAY ELLISON MORTGAGE ACCEPTANCE CORP.,

                                     Issuer


                                       AND


                              THE BANK OF NEW YORK,

                                     Trustee



                               ------------------

                                SECOND AMENDMENT

                          Dated as of February 1, 1996

                                       to

                                    INDENTURE

                           Dated as of August 1, 1992

                                -----------------

                            GNMA-COLLATERALIZED BONDS
                              (Issuable in Series)







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         THIS SECOND AMENDMENT dated as of February 1, 1996, between RAY ELLISON
MORTGAGE ACCEPTANCE CORP., a Texas corporation (together with its successors as provided in the Indenture referred to below, the "Issuer"), and THE BANK OF NEW YORK, a national banking association (as successor to NationsBank of Texas, National Association, and together with its successors as provided in the Indenture referred to below, the "Trustee"), as trustee under an indenture dated as of August 1, 1992, as amended to the date hereof (the "Indenture").

                                               W I T N E S S E T H:

         WHEREAS, Section 8.01(4) of the Indenture provides that the Issuer, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more supplemental indentures to modify any of the terms of this Indenture, provided that such modifications shall not be effective with respect to any Outstanding Bond of any Series created prior to the execution of such supplemental indenture; and

         WHEREAS, the Trustee acquired as of December 4, 1995 all of the assets of the corporate trust division of NationsBank of Texas, National Association; and

         WHEREAS, the Issuer and the Trustee wish to clarify certain matters including that the Trustee will continue to act as Trustee, Paying Agent and Bond Registrar under the Indenture.

         NOW, THEREFORE, the Issuer and the Trustee, pursuant to the provisions of Section 8.01(4) of the Indenture, do hereby agree as follows:

         1.       Amendment of Indenture.  The Indenture shall be amended as follows:

                  Article One of the Indenture is hereby amended by amending the definition of "Trustee" therein to read in its entirety as follows:

                  "Trustee": Unless specified otherwise in the related Series Supplement, The Bank of New York, as successor to NationsBank of Texas, National Association, until a successor Person shall have become the Trustee pursuant to the applicable provisions of this Indenture, and thereafter "Trustee" shall mean such successor Person. Pursuant to Section 6.17, the Issuer may appoint a different Person to serve as an alternate Trustee and when a different Person is so appointed pursuant to
                  Section 6.17 and the related Series Supplement, the term "Trustee" shall, for all purposes hereof with respect to such Series of Bonds governed by such Series Supplement, refer to the alternate Trustee so appointed.

         2. Ratification of Indenture. As supplemented by this Second Amendment, the Indenture is in all respects ratified and confirmed, and the Indenture as so amended shall be read, taken and construed as one and the same instrument.

         3. Counterparts. This Second Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all ofsuch counterparts shall together constitute but one and the same instrument.


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4. Governing Law. This Second  Amendment  shall be construed in accordance  with and governed by the laws of the State of Texas applicable to agreements made and to be performed therein.

5. Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Indenture.

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         IN WITNESS WHEREOF,  the Issuer and the Trustee have caused this Second
Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                        RAY ELLISON MORTGAGE ACCEPTANCE CORP.,
                                                     Issuer



                                            By:
                                              Locksley Simmons, Vice President






STATE OF TEXAS                              ss.
                                            ss.
COUNTY OF DALLAS                    ss.

         The foregoing instrument was acknowledged before me as of this 1st day of February, 1996, by Locksley Simmons, Vice President of Ray Ellison Mortgage Acceptance Corp., a Texas corporation, on behalf of said corporation.





                                                     Notary Public


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THE BANK OF NEW YORK, Trustee

By:      The Bank of New York Trust Company of
         Florida, N.A., Agent



         By:
              Tamara Ellis, Assistant Vice President






STATE OF TEXAS                              ss.
                                            ss.
COUNTY OF DALLAS                    ss.

         The foregoing instrument was acknowledged before me this 1st day of February, 1996, by Tamara Ellis of The Bank of New York Trust Company of
Florida, N.A., as Agent for The Bank of New York, a banking corporation organized under the laws of the State of New York, on behalf of said entity.




                                                     Notary Public


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